EXHIBIT 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

For more information contact: Omar Choucair Chief Financial Officer DG Systems, Inc. 972/581-2000	Joseph N. Jaffoni Stewart A. Lewack Jaffoni & Collins Incorporated 212/835-8500 dgit@jcir.com

DG Systems Outlines Strategies for Growth in 2004

DALLAS—(BUSINESS WIRE)—Feb. 13, 2004—DG Systems, Inc. (Nasdaq: DGIT), the leading provider of digital media distribution services to the advertising and broadcast industries, today outlined a strategy for returning to growth in 2004. Capitalizing on the industry’s largest digital distribution network, its relationships with over 700 leading advertising agencies representing over 5,000 advertisers and its strong balance sheet, DG Systems will seek to grow and broaden its revenue base in 2004 through a combination of new business initiatives and strategic acquisitions. Through this strategy, DG intends to:

•	Launch the industry’s first “triple play” solution for delivering video content to broadcast television stations and cable systems by combining satellite, Internet and physical delivery options in one service offering;

•	Update and enhance its customer applications via the newest version of DG Online(TM), the Internet-based software application customers utilize to enter and track orders;

•	Enhance its 24/7 service capabilities so DG Systems can exceed customer expectations; and,

•	Pursue complementary acquisitions that leverage the Company’s sales force, network infrastructure and close agency/advertiser relationships.

“DG Systems is committed to executing a growth strategy that optimizes our market leadership and considerable human, technology and financial resources,” said Scott K. Ginsburg, Chairman and CEO of DG Systems.

“Given the ongoing cost containment efforts evident in the advertising industry, it’s incumbent upon us to continue providing our customers with the industry’s most effective, easy-to-use and efficient solutions,” continued Mr. Ginsburg. “To build on our competitive position, we plan to transform our business by investing in innovation, optimizing our service capabilities, and dedicating our team to super-serving the customer. Our customers and shareholders deserve nothing less.”

Mr. Ginsburg continued, “We have the product awareness, people, industry connections and cash flow to rejuvenate our business, and we intend to vigorously compete for market share as this transformation takes place.”

Investing in New Delivery Options

DG is investing in new digital distribution technology that combines satellite, Internet and physical means to fulfill the delivery of video content to its network of broadcast and cable television destinations. By leveraging its existing satellite transmission assets with an added Internet component, DG Systems will provide customers with the most reliable, flexible and cost efficient broadcast server network in the industry. The roll out of this new technology begins during the second quarter of 2004.

New Customer Applications

DG Systems will update and enhance its business platform via the newest version of DG Online(TM), the Internet-based software application its customers utilize to enter and track orders. The upgraded interface will provide customers fully automated access to DG services through a more streamlined, easier-to-navigate portal. As part of this platform upgrade, DG plans to integrate new features into the DG Media Manager(TM) hardware that links stations to the DG network, including a wider range of storage, delivery and spot management options, among other enhancements. DG will partner with a top IT services vendor to develop this ‘best-in-class’ application, one that DG Systems believes will be unrivaled in the industry in terms of functionality, convenience and ease-of-use. The Company will invest in the re-design, re-launch and re-branding of its new customer applications throughout 2004. “Market leadership requires innovation, and innovation demands investment - a challenge to which we are fully committed and capable of pursuing, given our strong balance sheet,” said Ginsburg.

Optimizing the Organization

DG Systems is streamlining back office functions at its regional offices in New York, Chicago and Los Angeles to simplify customer interaction and deliver services more efficiently. The Company will provide shareholders, employees and customers with more specific details about potential cost savings as they develop during the year.

Ginsburg continued, “DG Systems revolutionized the spot distribution business by introducing a digital alternative to dub-and-ship, and now DG intends to reshape its current business model to meet the challenges of shifting market conditions and competition. Our operations must be agile and opportunistic to take full advantage of the breadth of growth opportunities available to our Company. The changes we are planning will not only keep us in step with what our customers demand; they will also ensure that DG Systems delivers profitable growth.”

Strategic Growth

“Our team has a strong track record of identifying and integrating acquisitions, and we view pursuing external growth as a prudent use of capital,” added Ginsburg. “With $7 million of cash at December 31, 2003, a largely untapped $32 million credit facility, internally generated cash flow and the value of our equity, we have ample resources to pursue these opportunities.”

DG Systems intends to aggressively seek out complementary acquisitions in 2004 that will leverage the Company’s sales force, network infrastructure and industry relationships. The Company will focus on targets which round out its core video/audio spot distribution service offering and which can ultimately contribute to earnings.

Mr. Ginsburg concluded, “DG Systems will be a stronger, more competitive and more diversified company as a result of these actions. Our vision is to remain not just the leader in digital distribution services, but to build our market share by also becoming the industry’s most service-oriented provider. “We will succeed on this front because of the dedication and resourcefulness of our talented employees, because of our decade of industry experience in crafting solutions that uniquely meet the needs of our demanding customer base, and because we have the financial resources to further set DG apart from the competition. Together with a rebounding economy, improved advertising industry prospects and our continuing efforts to expand the network and add marquee brands to our customer base, these changes will place DG Systems firmly on the path to future growth.”

About DG Systems, Inc.

DG Systems and the Company’s StarGuide division provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring dependable satellite and Internet transmission technology and a suite of digital media asset management tools. DG’s extensive digital network is the largest in the advertising and broadcasting industries, reaching more than 5,000 advertisers and agencies and over 8,575 broadcast television, cable system and radio destinations with innovative delivery and management solutions for short- and long-form audio and video content. More information is available at www.dgsystems.com.

This release contains forward-looking statements relating to the company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG Systems’ business are set forth in the company’s Form 10-K filed with the Securities and Exchange Commission on March 27, 2003.